UNITED STATES BANKRUPTCY COURT
                  Eastern District of New York
                        1635 Privado Road
                       Westbury, NY 11590





IN RE:                                  CASE NO: 897-80197-478
     Vertex Technologies Inc.

SSN/TAX ID:                             CHAPTER:  11
     11-2221621
               DEBTOR(s)





               NOTICE OF ENTRY OF ORDER CONFIRMING
                CHAPTER 11 PLAN OF REORGANIZATION


     NOTICE TO DEBTOR(S), CREDITOR(S) AND INTERESTED PARTIES

Notice is hereby given that:

In accordance with Bankruptcy Rule 2002, an order was entered on October 30, 1997, confirming the debtor's Chapter 11 Plan of
Reorganization.

The Order Confirming the Plan of Reorganization is on file and available for inspection in the Clerk's Office, 1635 Privado Road
Westbury, NY 11590.






Dated:  November 3, 1997


               For the Court, Joseph P. Hurley, Clerk of Court